Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Rainmaker Systems, Inc.
Campbell, California
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements and schedule of Rainmaker Systems, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ BDO USA, LLP

San Jose, California
January 18, 2013